Exhibit 16

January 19, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: PPOL, Inc.

Commissioners:

We have read the statements by registrant PPOL, Inc. contained in Item 4.01of its Form 8-K/A dated September 1, 2005, which was filed with the United States Securities and Exchange Commission on September 26, 2005 (copy attached). Stonefield Josephson, Inc. agrees with the statements concerning it in such Form 8-K/A.

Very truly yours,

CERTIFIED PUBLIC ACCOUNTANTS